Exhibit 99.1

Albany International Announces Anticipated Charge for Revision in Estimated Contract Profitability

Sets Q2 Earnings Release and Webcast Dates

ROCHESTER, N.H.--(BUSINESS WIRE)--July 10, 2015--Albany International Corp. (NYSE:AIN) announced today that it expects to record a second-quarter charge of approximately $14 million associated with a revision in the estimated profitability of a legacy contract in the Albany Engineered Composites segment (AEC).

As disclosed in its first-quarter financial reports, AEC has a long-term contract for the manufacture of composite components for the Rolls-Royce BR 725 engine, which powers Gulfstream’s G-650 business jet. These components are manufactured in AEC’s Boerne, Texas, operation. The contract for this program was signed in 2007 and contains a very aggressive approach to pricing compared to AEC’s other contracts. AEC was required to fund certain development costs for nonrecurring engineering and tooling and expected to recover those costs over the duration of the contract, which is anticipated to be more than 20 years. The deferred costs were included in Other assets on the Company’s consolidated balance sheet and, as of June 30, 2015, the Company had accumulated deferred contract expenses of approximately $11 million. The Company tests the recoverability of these deferred costs each quarter. During the second quarter of 2015, the Company revised its estimate of the profitability of this contract and determined that the entire balance of these deferred costs should be written off. Additionally, the Company has determined that an additional charge of approximately $3 million should be recorded as a provision for anticipated contract losses. The anticipated total charge of $14 million is expected to be included in Cost of goods sold for the AEC segment.

The Company will release 2015 second-quarter financial results after the close of the market on Tuesday, August 4, 2015, and it will host a webcast to discuss earnings at 9:00 a.m. Eastern Time on Wednesday, August 5. Interested parties are invited to listen to the webcast via the Company’s Investor Relations website at www.albint.com. A replay of the webcast will be available on the website at approximately noon Eastern Time on August 5.

This release may contain statements, estimates, or projections that constitute “forward-looking statements” as defined under U.S. federal securities laws. Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “will,” “would,” “should” and similar expressions identify forward-looking statements, which generally are not historical in nature. Forward-looking statements are subject to certain risks and uncertainties (including, without limitation, those set forth in Albany’s most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q) that could cause actual results to differ materially from Albany’s historical experience and our present expectations or projections. Forward-looking statements in this release include, without limitation, statements about estimated contract profitability and the likelihood, amount, and timing of other cash and noncash charges. Such statements are based on current expectations, and Albany undertakes no obligation to publicly update or revise any forward-looking statements.

About Albany International Corp.

Albany International Corp. is a global advanced textiles and materials processing company, with two core businesses. Machine Clothing is the world's leading producer of custom-designed fabrics and belts essential to production in the paper, nonwovens, and other process industries. Albany Engineered Composites is a rapidly growing supplier of highly engineered composite parts for the aerospace industry. Albany International is headquartered in Rochester, New Hampshire, operates 19 plants in 10 countries, employs 4,000 people worldwide, and is listed on the New York Stock Exchange (Symbol AIN). Additional information about the Company and its products and services can be found at www.albint.com.

CONTACT:
Albany International Corp.
Investors:
John Cozzolino, 518-445-2281
john.cozzolino@albint.com
or
Media:
Susan Siegel, 603-330-5866
susan.siegel@albint.com